EXHIBIT 10.3

SCRIPSAMERICA, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

TABLE OF CONTENTS

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is made as of the 1st day of April, 2011 by and among ScripsAmerica, Inc., a Delaware corporation (the “Company”), the Investor listed on Schedule A and the Key Holders listed on Schedule B.

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock, or of options to purchase Common Stock, set forth opposite the name of such Key Holder on Schedule B;

WHEREAS, the Company and the Investor are parties to the Series A Preferred Stock Purchase Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which the Investor has agreed to purchase shares of the Series A Preferred Stock of the Company, par value $.001 per share (“Series A Preferred Stock”); and

WHEREAS, the Key Holders and the Company desire to further induce the Investor to purchase the Series A Preferred Stock;

NOW, THEREFORE, the Company, the Key Holders and the Investor each hereby agree as follows:

1.   Definitions.

1.1.   “Affiliate” means, with respect to the Investor, any Person who directly or indirectly, controls, is controlled by or is under common control with the Investor, including without limitation any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

1.2.   “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, the Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by the Investor or any Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.3.   “Common Stock” means shares of Common Stock of the Company, $.001 par value per share.

1.4.   “Company Notice” means written notice from the Company notifying the selling Key Holders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.5.   “Investor Notice” means written notice from the Investor notifying the Company and the selling Key Holder that the Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer or its Primary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Company Transfer.

1.6.   “Investor” means the person(s) named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Subsection 6.9 and any one of them, as the context  may require.

1.7.   “Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Subsection 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.9 or 6.14 and any one of them, as the context may require.

1.8.   “Preferred Stock” means all shares of Series A Preferred Stock.

1.9.   “Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

1.10.   “Proposed Transfer Notice” means written notice from a Key Holder or the Company (as the case may be) setting forth the terms and conditions of a Proposed Key Holder Transfer or Company Transfer.

1.11.   “Prospective Transferee” means any person to whom a Key Holder or the Company (as the case may be) proposes to make a Proposed Key Holder Transfer or Company Transfer.

1.12.   “Right of Co-Sale” means the right, but not an obligation, of the Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.13.   “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.14.   “Secondary Notice” means written notice from the Company notifying the Investor and the selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

1.15.   “Secondary Refusal Right” means the right, but not an obligation, of the Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice, to the extent such Secondary Refusal Right is assigned to the Investor by the Company’s Board of Directors .

1.16.   “Transfer Stock” means shares of Capital Stock currently owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Preferred Stock or Common Stock issued or issuable upon conversion of Preferred Stock.

1.17.   “Undersubscription Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.   Agreement Among the Company, the Investors and the Key Holders.

2.1.   Right of First Refusal.

(a)   Grant.

(i)   Key Holder.  Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(ii)   Company Right of First Offer.  Each Key Holder and the Company acknowledge that pursuant to the Investors’ Rights Agreement (as defined in the Purchase Agreement), the Investor has a right of first offer on any New Securities (as defined in the Investors’ Rights Agreement) proposed to be sold by the Company, which right of first offer shall include any re-sale of the Transfer Stock purchased by the Company pursuant to this Agreement.

(b)   Notice.  Each Key Holder or the Company (as the case may be) proposing to make a Proposed Key Holder Transfer or Proposed Company Transfer must deliver a Proposed Transfer Notice to the Company and each Investor (as the case may be) not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer or Proposed Company Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer or Proposed Company Transfer and the identity of the Prospective Transferee.  To exercise its Right of First Refusal under this Section 2, the Company or the Investor (as the case may be) must deliver a Company Notice or Investor Notice to the selling Key Holder or the Company (as the case may be) within fifteen (15) days after delivery of the Proposed Transfer Notice.

(c)   Grant of Secondary Refusal Right to Investor.  Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Investor a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 2.1(c).  If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to the Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company.  To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)   Undersubscription of Transfer Stock.  If options to purchase have been exercised by the Company and the Investor with respect to some but not all of the Transfer Stock by the end of the 10-day period specified in the last sentence of Subsection 2.1(c)) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors who fully exercised their Secondary Refusal Right or Primary Refusal Right within the Investor Notice Period (the “Exercising Investors”).  Each Exercising Investor shall, subject to the provisions of this Subsection 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice.  To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company in the case of a Proposed Key Holder Transferor the Company in the case of a Proposed Company Transfer within ten (10) days after the expiration of the Investor Notice Period.  In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investor has elected to purchase pursuant to the Secondary Refusal Right or Primary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice).  If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

(e)   Forfeiture of Rights.  Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Company and the Investor(s) have agreed to purchase in the Company Notice, Investor Notices and Company Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Company and the Investor(s) shall be deemed to have forfeited any right to purchase such Transfer Stock with respect to such proposed transfer only and the selling Key Holder shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in  Subsections 2.2 and 6.9(b); (ii) any future Proposed Key Holder Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal, Secondary Refusal Right and Primary Refusal Right on the terms set forth herein.

(f)   Consideration; Closing.  If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice.  If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or the Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice.  The closing of the purchase of Transfer Stock by the Company and the Investor(s) shall take place, and all payments from the Company and the Investor(s) shall have been delivered to the selling Key Holder or the Company (as the case may be), by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer or Proposed Company Transfer (as the case may be) and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2.   Right of Co-Sale.

(a)   Exercise of Right.  If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Subsection 2.1 above and thereafter is to be sold to a Prospective Transferee, the Investor(s) may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Subsection 2.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if the Investor(s) wish(es) to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock). Each Investor who desires to exercise its Right of Co-Sale must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above in Subsection 2.1(c), and upon giving such notice such Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)   Shares Includable.  If the Investor timely exercises its Right of Co-Sale by delivering the written notice provided for above in Subsection 2.2(a), the Investor may include in the Proposed Key Holder Transfer all or any part of the Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer (excluding shares purchased by the Company or the Investor pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Investor immediately before consummation of the Proposed Key Holder Transfer (including  any shares that such Investor has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Key Holder Transfer (including any shares that the Investors have collectively agreed to purchase pursuant to the Secondary Refusal Right)], plus the number of shares of Transfer Stock held by the selling Key Holder.  To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c)   Delivery of Certificates.  The Investor shall effect its participation in the Proposed Key Holder Transfer by delivering to the transferring Key Holder, no later than fifteen (15) days after the Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i)   the number of shares of Common Stock that the Investor elects to include in the Proposed Key Holder Transfer; or

(ii)   the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that the Investor elects to include in the Proposed Key Holder Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, the Investor shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above.  The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d)   Purchase Agreement.  The parties hereby agree that the terms and conditions of any sale pursuant to this Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Subsection 2.2.

(e)   Deliveries.  Each stock certificate the Investor delivers to the selling Key Holder pursuant to Subsection 2.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder shall concurrently therewith remit or direct payment to the Investor the portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale.  If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from the Investor exercising its Right of Co-Sale hereunder, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from the Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f)   Additional Compliance.  If any Proposed Key Holder Transfer is not consummated within ninety (90) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2.  The exercise or election not to exercise any right by the Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 2.2.

2.3.   Effect of Failure to Comply.

(a)   Transfer Void; Equitable Relief.  Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)   Violation of First Refusal Right.  If any Key Holder becomes obligated to sell any Transfer Stock to the Company or the Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or the Investor may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)   Violation of Co-Sale Right.  If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), the Investor, if it desires to exercise its Right of Co-Sale under Subsection 2.2, may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from the Investor the type and number of shares of Capital Stock that the Investor would have been entitled to sell to the Prospective Transferee under Subsection 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Subsection 2.2.  The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2.  Such Key Holder shall also reimburse the Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Subsection 2.2.

3.   Exempt Transfers.

3.1.   Exempted Transfers.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 2.1 and 2.2 shall not apply: (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, (b) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder making such pledge, or (c) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse)  (all of the foregoing collectively referred to as “family members”), or any other relative/person approved by unanimous consent of the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members; provided that in the case of clause(s) (a), (b) or (c), the Key Holder shall deliver prior written notice to the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 2.

3.2.   Exempted Offerings.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”) or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

3.3   Prohibited Transferees.  Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.   Legend.  Each certificate representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so.  The legend shall be removed upon termination of this Agreement at the request of the holder.

5.   Lock-Up.

5.1.   Agreement to Lock-Up.  Each Key Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days), or such additional period (not to exceed 18 days)as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise.  The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Key Holders if all officers, directors and holders of more than five percent (5%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Series A Preferred Stock) enter into similar agreements.  The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Key Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2.   Stop Transfer Instructions.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (and transferees and assignees thereof) until the end of such restricted period.

6.   Miscellaneous.

6.1.   Term.  This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO and (b) the consummation of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

6.2.   Stock Split.  All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3.   Ownership.  Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4.   Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL:  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.  Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.5.   Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.4.  If notice is given to the Company, it shall be sent to ScripsAmerica, Inc., 77 McCullough Drive, New Castle, DE 19720, Attention: Robert Schneiderman; and a copy (which shall not constitute notice) shall also be sent to Richard Fox, Esq., Fox Law Offices, 561 NE Zebrina Senda, Jensen Beach, Florida 34957 and if notice is given to the Investor, a copy shall also be given to Beth A. Di Santo, Esq., Di Santo LLP, 15 Maiden Lane, Suite 1208, New York, New York 10038.

6.6.   Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.7.   Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8.   Amendment; Waiver and Termination.  This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding sixty-five percent (65%) of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants and (c) the holders of sixty-five percent (65%) of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Series A Preferred Stock held by the Investor (voting as a single class and on an as-converted basis).  Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investor, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver.  Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to the Investor or any Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to the Investor and all Key Holders, respectively, in the same fashion and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders.   The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.9.   Assignment of Rights.

(a)   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)   Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investor, as a condition to any transfer or assignment,  a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)   The rights of the Investor hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by the Investor to any Affiliate or (ii) to an assignee or transferee who acquires at least five percent (5%) of the shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company of a counterpart signature page hereto pursuant to which such assignee shall confirm its agreement to be subject to and  bound by all of the provisions set forth in this Agreement that were applicable to the  assignor of such assignee.

(d)   Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.10.   Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11.   Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.12.   Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.13.   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.14.   Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond, even if otherwise required.

6.15.   Additional Key Holders.  In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

SCRIPSAMERICA, INC.

By:	/s/ Robert Schneiderman
Name: Robert Schneiderman
Title: Chief Executive Officer

KEY HOLDERS:

Signature:	/s/ Robert Schneiderman
Name: Robert Schneiderman

Signature:	/s/ Steve Urbanski
Name: Steve Urbanski

Signature:	/s/ Jeffrey Andrews
Name: Jeffrey Andrews

DEVELOPMENT 72, LLC

By:	/s/ Andrius Pranskevicius
Name: Andrius Pranskevicius
Title: Manager
1201 US Highway One, Suite 430 North Palm Beach, FL 33408

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

SCHEDULE A
INVESTORS

Name and Address	Number of Shares Held
DEVELOPMENT 72, LLC 1201 US Highway One, Suite 430 North Palm Beach, FL 33408	2,990,252 Series A Preferred

SCHEDULE B
KEY HOLDERS

Name and Address	Number of Shares Held

Robert Schneiderman 843 Persimmon Lane Langhorne PA 19047	9,980,000

Steve Urbanski 503 Summit Court Virginia Beach VA 23462	9,980,000

Jeffrey Andrews 8 Cushman Rd. Rosemont Pa. 19010	2,500,000